Shiner International, Inc. Announces Results for Third Quarter 2011

Company to Hold Earnings Call on November 18, 2011

HAIKOU, China, November 11, 2011 /PRNewswire-Asia/ — Shiner International, Inc. (Nasdaq: BEST) ("Shiner," "we," "our" or the "Company"), an emerging global supplier of packaging solutions for food, tobacco, and consumer products, today announced its financial results for the third fiscal quarter ended September 30, 2011.

Third Quarter 2011 Financial Highlights

•	Total revenue for the third quarter of 2011 increased by 20.0% to $18.6 million, up from $15.5 million in the third quarter of 2010.

•	Gross profit and gross margin for the third quarter of 2011 were $2.1 million and 11.4%, respectively, compared to $3.4 million and 22.1%, respectively, in the same period last year.

•	Operating income and operating margin for the third quarter of 2011 were $0.3 million and 1.8%, respectively, compared to $1.6 million and 10.5%, respectively, in the third quarter of 2010.

•	Net income for the third quarter of 2011 decreased 70.7% to $0.4 million, compared to $1.3 million for the third quarter of 2010.

•	Earnings per diluted share were $0.01 for the third quarter of 2011, compared to earnings per diluted share of $0.05 in the same period a year ago.

The following table sets forth the percentage of total revenue generated by each of the Company's product lines for the three months ended September 30, 2011 and 2010, respectively:

Product	Percentage of total revenue for the three months ended September 30
	2011	2010
BOPP tobacco film	38%	24%
Coated film	37%	42%
Advanced film	16%	29%
Color printed packaging	8%	5%
Water-based latex coatings	1%	-

We reported total revenue of $18.6 million for the three months ended September 30, 2011, which is an increase of 20.0%, compared to the same period in 2010. The increase was mainly a result of increased sales in biaxially-oriented polypropylene (BOPP) tobacco film and color printing products, which increased 3.4 million and 0.6 million, respectively, in the third quarter of 2011, compared to the same period in 2010. Revenue from BOPP tobacco film surged 92.9% to $7.1 million, from $3.7 million, primarily due to the increasing volume from existing customers, while revenue from coated film only increased 6.7% to $6.9 million. Revenue from color printing products increased 76.2% to $1.4 million from $0.8 million, due to a new color printing sales order with Want Want China Holdings Limited, a large manufacturer and seller of snack foods and beverages in China. For the three months ended September 30, 2011, revenue from advanced film decreased 33.8% to $3.0 million from $4.5 million for the same period in 2010. This decrease was primarily due to a decline in the use of higher cost advanced film by manufacturers by the deteriorating global macroeconomic environment. Approximately 81.8%, or $15.2 million, of our total sales in the three months ended September 30, 2011 were made to customers in China.

We reported net income of $0.4 million for the three months ended September 30, 2011, which is a decrease of 70.7% compared to the same period in 2010. The decrease in net income was primarily due to increased labor costs, depreciation of the new property, no other income from a former landlord offset by an increase in subsidy income.

On September 30, 2011, we had $1.8 million in cash and cash equivalents on hand, a 79.3% decrease compared to December 31, 2010, primarily due to cash outflows for advances to suppliers. On September 30, 2011, we had working capital of $9.5 million, a 25.7% decrease compared to December 31, 2010, primarily caused by the increase of unearned revenue from our customers.

First Nine Months 2011 Financial Highlights

•	Revenues for the nine months ended September 30, 2011 increased 29.9%, or $12.1 million, to $52.4 million, up from $40.3 million in same period of 2010.

•	Gross margin for the nine months ended September 30, 2011 was 13.4% based on gross profit of $7.0 million, compared to a 18.7% gross margin in the same period last year.

•
Operating income and operating margin for the first nine months of fiscal 2011 were $2.8 million and 5.4%, respectively, compared to an operating income of $3.7 million and operating margin of 9.1% in the first nine months of 2010.

•	Net income for the nine-month period ended September 30, 2011 decreased 31.0% to $2.2 million, compared to $3.2 million for the same period of 2010.

•	Earnings per diluted share were $0.08 for the nine-month period ended September 30, 2011, compared to earnings per diluted share of $0.13 in the same period a year ago.

The following table sets forth the percentage of total revenue generated by each of the Company's product lines for the nine months ended September 30, 2011 and 2010, respectively.

Product	Percentage of total revenue for the nine months ended September 30
	2011	2010
BOPP tobacco film	43%	30%
Coated film	36%	40%
Color printed packaging	9%	6%
Advanced film	11%	24%
Water-based latex coatings	1%	-

Recent Events

On September 1, 2011, Shiner received notice from the Listing Qualifications Department of the NASDAQ Stock Market, LLC indicating that, for the last 30 consecutive business days, the bid price for its common stock had closed below the minimum $1.00 per share required for continued inclusion on the NASDAQ Capital Market. The Company has 180 calendar days, or until February 28, 2012, to regain compliance with the minimum bid price requirement. Shiner intends to actively monitor the bid price for its common stock through February 28, 2012, and will consider all available options, including a reverse stock split, to resolve the deficiency and regain compliance with the NASDAQ minimum bid price requirements.

Management Comments

Mr. Qingtao Xing, the CEO and President of Shiner stated, "We are pleased by the promising revenue growth in the third quarter of 2011, which we believe is primarily attributable to the diligence of our employees. At the beginning of 2011, the management developed a strategy to increase sales revenue, expand market share and improve our brand influence in order to perform in today’s ever-changing market conditions. We believe that our sustained growth in revenue over the last two quarters is a result of this strategy. Although our gross margin and net income decreased in connection with larger price discounts, one of our strategies, the sales volume increased from our existing BOPP tobacco film customers as well as from newly attracted global customers in the coated film sector, including Marubeni Specialty Chemicals Inc. We expect that we will be able to adjust the sale price of our products as market conditions improve or as we gain additional market share.”

Mr. Xing went on to say, “In addition, on October 29, 2011, we completed the installation of a new BOPP production line at our Hainan facility, which we expect to be operational in December 2011 after testing and adjustments.  We believe that the completion of this new production line will significantly improve our ability to meet increasing demand from our customers and expand our market share."

About Shiner International, Inc.

Shiner International, Inc. (“Shiner” or the “Company”) is engaged in the research and development, manufacture and sale of flexible packaging material. Products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film, color-printed packaging materials and water-based latex products. The Company's flexible packaging products are used by manufacturers in the food and consumer products industry to preserve texture, flavor, hygiene, and convenience and safety of their products. The Company was founded in 1990 and is headquartered in Haikou, China.

Approximately 80% of Shiner's total revenue is derived from sales to customers located in China, with the remaining portion derived from sales to third-party distributors with customers in Southeast Asia, Europe, the Middle East and North America. Shiner holds 16 patents on products and production equipment, and has an additional ten patent applications pending. The Company's flexible packaging meets the approval of U.S. FDA requirements, as well as those required for food packaging sold in the European Union, and its product manufacturing process is certified under ISO 9001:2000. The Company’s website is located at http://www.shinerinc.com.

Conference Call and Website Information

Shiner International, Inc. will host a conference call on November 18, 2011 at 08:00 a.m. Eastern Time (5:00 a.m. Pacific), to discuss the third quarter 2011 results. To participate in the live conference call, please dial +1(877)941-2068 approximately ten minutes prior to the scheduled conference call time. International callers should dial +1(480)629-9712.

If you are unable to participate in the call at this time, a replay of the call will be available for two weeks from 12 p.m. noon EDT on November 18, 2011, until 11:59 p.m. EDT on December 02, 2011. The number for the replay is 1-877-870-5176, or 1-858-384-5517 for international calls; the passcode for the replay is 4488935. In addition, a recording of the call will be available via the company's website at http://www.shinerinc.com for one year.

Safe Harbor Statement

Certain statements in this press release and oral statements made by Shiner International, Inc. on its conference call in relation to this release, constitute "forward-looking statements" for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding: the ability of the Company to resolve the deficiency and regain compliance with the NASDAQ minimum bid price requirements; the continued success of the Company’s strategy to increase sales revenue, expand market share and improve its brand influence;  and the ability of the Company to successfully ramp up production capacity at its new BPP production line to meet customer demand and expand its market share. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Shiner International, Inc. is engaged; limited availability of raw material and energy may constrain operating levels and reduce profit margins, environmental compliance and remediation could result in increased cost of capital as well as other relevant risks not included herein. The information set forth herein should be read in light of such risks. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

- Financial Tables Follow -

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2011	2010
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$1,787,521	$8,622,035
Accounts receivable, net of allowance for doubtful
accounts of $278,601 and $262,502	6,738,138	10,005,572
Advances to suppliers	10,693,492	3,462,074
Notes receivable	7,820	26,056
Inventory, net	10,275,624	7,355,601
Prepaid expenses & other current assets	921,689	610,066

Total current assets	30,424,284	30,081,404

Property and equipment, net	27,634,959	19,399,717
Construction in progress	10,004,443	4,017,721
Advance for the purchase of equipment	589,851	1,356,989
Intangible assets, net	5,204,089	1,061,855

TOTAL ASSETS	$73,857,626	$55,917,686

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,066,730	$5,350,064
Other payables	5,350,146	4,655,300
Unearned revenue	1,518,398	295,609
Accrued payroll	153,841	141,884
Short-term loans	7,820,000	6,826,500

Total current liabilities	20,909,115	17,269,357

Long-term loans	9,243,240	-

Total Liabilities	30,152,355	17,269,357

Commitments and contingencies

EQUITY:
Shiner stockholders' equity:
Common stock, par value $0.001; 75,000,000 shares authorized, 27,603,336 shares
issued and 27,541,491 shares outstanding at September 30, 2011 and December 31, 2010	27,603	27,603
Additional paid-in capital	14,323,569	14,321,484
Treasury stock (61,845 shares)	(58,036)	(58,036)
Other comprehensive income	5,174,239	4,060,637
Statutory reserve	3,266,583	2,905,861
Retained earnings	19,180,273	17,353,554
Total Shiner stockholders' equity	41,914,231	38,611,103
Noncontrolling interest	1,791,040	37,226
Total equity	43,705,271	38,648,329

TOTAL LIABILITIES AND EQUITY	$73,857,626	$55,917,686

The accompanying notes are an integral part of these consolidated financial statements.

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Revenue	$18,611,849	$15,525,211	$52,385,921	$40,325,828

Cost of goods sold	16,490,987	12,094,836	45,378,458	32,765,876
Gross profit	2,120,862	3,430,375	7,007,463	7,559,952

Operating expenses
Selling	688,448	464,852	1,682,076	1,332,517
General and administrative	1,103,239	1,339,384	2,486,638	2,566,973
Total operating expenses	1,791,687	1,804,236	4,168,714	3,899,490

Income from operations	329,175	1,626,139	2,838,749	3,660,462

Non-operating income (expense):
Other income, net	545,417	97,337	617,250	361,948
Interest income	2,453	3,266	10,917	9,182
Interest expense	(275,395)	(64,604)	(689,675)	(161,948)
Exchange gain (loss)	1,283	(46,810)	61,996	(76,530)
Total non-operating income (expense)	273,758	(10,811)	488	132,652

Income before income tax	602,933	1,615,328	2,839,237	3,793,114

Income tax expense	219,894	312,191	653,132	628,725

Net income	383,039	1,303,137	2,186,105	3,164,389

Net loss attributed to noncontrolling interest	27	3,774	1,336	3,774

Net income attributed to Shiner	$383,066	$1,306,911	$2,187,441	$3,168,163

Comprehensive income
Net income	$383,039	$1,303,137	$2,186,105	$3,164,389
Foreign currency translation gain	440,458	533,225	1,143,003	645,623

Comprehensive income	$823,497	$1,836,362	$3,329,108	$3,810,012

Weighted average shares outstanding :
Basic	27,541,491	24,618,590	27,541,491	24,598,411
Diluted	27,541,491	24,618,590	27,541,491	24,598,411

Earnings per share attributed to Shiner common stockholders
Basic	$0.01	$0.05	$0.08	$0.13
Diluted	$0.01	$0.05	$0.08	$0.13

The accompanying notes are an integral part of these consolidated financial statements.

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2011	2010
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,186,105	$3,164,389
Adjustments to reconcile net income to net cash
(used in) provided by operating activities:
Depreciation	1,721,406	1,206,248
Amortization	54,460	103,223
Stock compensation expense	2,085	18,954
Change in working capital components:
Accounts receivable	3,669,116	(3,286,332)
Inventory	(2,372,742)	(76,703)
Advances to suppliers	(7,106,058)	(1,501,433)
Other assets	(267,767)	(57,240)
Accounts payable	726,024	2,263,107
Unearned revenue	1,206,913	84,449
Other payables	206,121	149,490
Accrued payroll	(3,794)	6,527

Net cash (used in) provided by operating activities	21,869	2,074,679

CASH FLOWS FROM INVESTING ACTIVITIES
Payment (issuance) of notes receivable	34,594	(235,068)
Purchase of Shimmer Sun Ltd.	(3,200,000)	-
Payments for property and equipment	(9,034,984)	(246,489)
Cash acquired in acquisition of Shimmer Sun Ltd.	248,743	-
Payments for construction in progress	(5,040,177)	(3,991,538)
(Increase)/decrease in restricted cash	-	735,454

Net cash used in investing activities	(16,991,824)	(3,737,641)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of short-term loans	(7,020,000)	-
Proceeds from short-term loans	7,800,000	1,471,000
Proceeds from long-term loans	9,219,600	-
Contribution from non-controlling interest	-	44,670

Net cash provided by financing activities	9,999,600	1,515,670

Effect of exchange rate changes on cash and cash equivalents	135,841	100,958

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(6,834,514)	(46,334)

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	8,622,035	3,059,796

CASH & CASH EQUIVALENTS, ENDING BALANCE	$1,787,521	$3,013,462

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$623,826	$161,948
Income taxes paid	$621,980	$449,165

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Issued 100,000 shares for capital raising services	$-	$88,000

The accompanying notes are an integral part of these consolidated financial statements.

Contact Us:
Investor Relations
Shiner International, Inc.
Email: ir@shinerinc.com
Web: www.shinerinc.com